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                                                                    Exhibit 23.3

                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AccuMed International, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of AccuMed International, Inc. of our report dated March 23, 1998, with respect to the consolidated balance sheets of AccuMed International, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996, and the three months ended December 31, 1995, and all related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of AccuMed International, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG Peat Marwick, LLP

Chicago, Illinois
June 5, 1998